UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 11, 2017

AZZ INC.
(Exact name of Registrant as specified in its charter)

TEXAS (State or Other Jurisdiction of Incorporation or Organization)	1-12777 Commission File No.	75-0948250 (I.R.S. Employer Identification Number)

One Museum Place, Suite 500 3100 West 7th Street Fort Worth, TX 76107 (Address of principal executive offices, including zip code)

Registrant’s Telephone Number, including Area Code:
817-810-0095

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§240.12-b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 12(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain          Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2017, Dr. H. Kirk Downey retired from his position as a member of the Board of AZZ Inc. (the “Company”). The Company would like to thank Dr. Downey for his dedicated service for the past 25 years.

Also on July 11, 2017, Mr. J. Drew Byelick, age 60, was appointed to serve as the Company’s Vice President and Chief Accounting Officer, effective immediately. Mr. Byelick has been employed with the Company since January 2015, having served most recently as Director of Finance - Energy from March 2016 until the present. From 2015 to 2016, Mr. Byelick was the Controller at Nuclear Logistics, LLC, an indirect wholly-owned subsidiary of the Company. From 2000 to 2015, Mr. Byelick was an independent consultant implementing strategic transitions for middle market private and public companies. Prior to that, he held numerous financial and operational leadership roles at Invensys, Plc. and Schlumberger, Ltd. Mr. Byelick has a BS in Accounting from Lehigh University and an MBA from Fordham University and is a licensed CPA.

In his position as Vice President and Chief Accounting Officer, Mr. Byelick will participate in the Company’s Senior Management Bonus Plan (the “STI Plan”), which will provide for an annual cash incentive target based on 45% of Mr. Byelick’s annual base salary pursuant to the achievement of certain individual and company-wide goals, which will be prorated for the remainder of the Company's fiscal year. He will also be eligible for annual equity awards in the form of performance share units (“PSUs”) and restricted stock units (“RSUs”) issued under the AZZ Inc. 2014 Long Term Incentive Plan (the "LTI Plan") each year with an annual target value of $90,000.00 on the day of the grant. Upon appointment, Mr. Byelick will receive an equity award with a grant date fair market value of approximately $25,000 on July 11, 2017, weighted at 50% RSUs and 50% PSUs, which reflects a proration of the annual equity target value established by the Company minus the equity value Mr. Byelick already received for fiscal year 2018 in his prior position as Director of Finance - Energy.

There is no arrangement or understanding between Mr. Byelick and any other person pursuant to which he was appointed as Chief Accounting Officer. There are no family relationships between Mr. Byelick and any of the Company's directors, executive officers or other key personnel reportable under Item 401(d) of Regulation S-K. There are no related party transactions between the Company and Mr. Byelick reportable under Item 404(a) of Regulation S-K.

The foregoing summary descriptions of the STI Plan and the LTI Plan do not purport to be complete and are qualified in their entirety by reference to the description of the STI Plan described in detail in the Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2017 and the terms of the LTI Plan, a copy of which is included as Annex A to the Proxy Statement on Schedule 14A filed by the Company on May 29, 2014 and incorporated herein by reference, respectively.

In addition, Mr. Byelick has entered into a change in control agreement with the Company. Under Mr. Byelick’s change in control agreement, a payment equal to two times his base amount as that term is used in Section 290G(b)(3) of the Internal Revenue Code of 1986, as amended, will be made to Mr. Byelick if, within one year following a change in control, Mr. Byelick is terminated by the Company for reasons other than cause or if Mr. Byelick terminates employment for good reason.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On July 11, 2017, the Company held its 2017 Annual Meeting of Shareholders (the “Annual Meeting”). At the Annual Meeting, the Company’s shareholders approved three proposals. The proposals are described in detail in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on May 24, 2017. The final voting results with respect to each proposal voted upon at the Annual Meeting are set forth below.

Proposal 1.    Election of nine directors each to serve for a one year term until the next annual shareholders meeting.

	For	Withheld	Broker Non-Votes
Daniel E. Berce	22,247,101	251,304	2,341,583
Paul Eisman	22,343,564	154,841	2,341,583
Daniel R. Feehan	22,266,744	231,661	2,341,583
Thomas E. Ferguson	22,363,699	134,706	2,341,583
Kevern R. Joyce	22,306,275	192,130	2,341,583
Venita McCellon-Allen	22,335,675	162,730	2,341,583
Ed McGough	22,385,705	112,700	2,341,583
Stephen E. Pirnat	22,344,477	153,928	2,341,583
Steven R. Purvis	22,344,028	154,377	2,341,583

Proposal 2.     Approval of the Say-On-Pay Proposal on the Company’s executive compensation program.

For	Against	Abstain	Broker Non-Votes
21,815,440	659,816	23,149	2,341,583

Proposal 3.    Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018.

For	Against	Abstain
24,452,117	363,827	24,044

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZ INC.
Date: July 12, 2017	By:	/s/ Tara D. Mackey
Tara D. Mackey Chief Legal Officer and Secretary